UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)        June 13, 2011

MILLER ENERGY RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Tennessee	001-34732	62-1028629
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3651 Baker Highway, Huntsville, TN	37756
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(865) 223-6575

not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 13, 2011, Miller Energy Resources, Inc. (“Miller”) entered into a Loan Agreement (the “Loan Agreement”) with Guggenheim Corporate Funding, LLC (“Guggenheim”), as Administrative Agent, Arranger and Lender and Citibank, N.A. and Bristol Investment Fund as Lenders.

The Loan Agreement provides for a credit facility of up to $100 million (the “Credit Facility”) with an initial borrowing base of $35 million. The Credit Facility matures on June 13, 2013 and is secured by substantially all the assets of Miller and its subsidiaries.  Amounts outstanding under the credit facility bear interest at a rate per annum equal to the higher of 9.5% or the prime rate plus 4.5%. In addition, Miller is required to pay an additional make-whole payment upon termination or payment in full of the Credit Facility. Beginning on January 1, 2012, or earlier under certain circumstances, Miller is required to use 90% of its consolidated monthly net revenues (after deducting general and administrative expenses to the extent permitted under the Loan Agreement) to repay the loans outstanding under the Credit Facility.  Proceeds of certain asset sales and indebtedness and other proceeds received outside the ordinary course of business are required to be used to repay loans outstanding under the Credit Facility.    Draws under the Credit Facility are subject to the discretion of the Agent and the Lenders.  The borrowing base is redetermined on a scheduled basis twice per year, and more often at the request of the Borrower or the required lenders.  The redetermination of the borrowing base is at the discretion of the lenders.  The Loan Agreement contains interest coverage, asset coverage and minimum gross production covenants, as well as other affirmative and negative covenants.  In connection with the Loan Agreement Miller has granted Guggenheim a right of first refusal to provide financing for the acquisition, development, exploration or operation of any oil and gas related properties including wells during the term of the Credit Facility and one year thereafter.

Upon an event of default under the Loan Agreement, all amounts outstanding become immediately due and payable, the Lenders may stop making advances under the Credit Facility and may terminate the agreement.  An “event of default” includes, among other things, our failure to pay any amounts when due, our failure to perform under or observe any term, covenant or provision of the Loan Agreement, the occurrence of a Material Adverse Change (as that term is defined in the Loan Agreement), the seizure of or levy upon our assets or properties, our insolvency or bankruptcy, judgments against us in excess of certain amounts, defaults under certain other agreements, the limitation or termination of the any of the guarantors, which include Miller and all of our subsidiaries, under the Guarantee and Collateral Agreement described below, the death or incapacitation of either Mr. Scott Boruff or Mr. David Hall, or if either of them cease to be substantially involved in our operations or the breach or termination of the Shareholders Agreement described below.

On the closing date of the Loan Agreement we paid the Administrative Agent, ratably for the benefit of the Lenders a non-refundable facility fee of $700,000.  We also agreed to pay a non-refundable fee of 2% on increase in the borrowing base from the borrowing base limit then in effect.  At closing we paid the Administrative Agent a non-refundable fee of $30,000 and agreed to pay annual additional fees in this amount so long as the Loan Agreement remains in effect.

Pursuant to our amended consulting agreement dated April 29, 2011 with Bristol Capital, LLC, an affiliate of one of the lenders, we are obligated to pay Bristol Capital, LLC 3% of funds actually drawn over the course of the loan, up to a total payment of up to $3,000,000 as a finder’s fee.

In connection with the Loan Agreement, Miller also entered into a certain Shareholders’ Agreement (the “Shareholders’ Agreement”), dated June 13, 2011, with Scott M. Boruff, Paul W. Boyd, David Hall, Deloy Miller and David Voyticky (the “Shareholders”). The Shareholders’ Agreement provides that the Shareholders may not transfer their shares of common stock of Miller while the loans under the Credit Facility are outstanding, subject to certain exceptions for Messrs. Deloy Miller and Paul W. Boyd. Specifically, Mr. Miller is permitted to transfer a number of shares of our common stock beneficially owned by him which does not exceed the lesser of (a) 2,500,000 shares of common stock, and (b) a number of shares necessary for him to receive net proceeds equal to $10 million, provided that simultaneous with such transfer Miller receives net proceeds from a new issuance of its securities equal to two times the net proceeds received by Mr. Miller and Mr. Miller transfers the shares at the same price and for the same consideration as received by Miller from such new issuance.  Mr. Boyd is permitted to exercise outstanding options to purchase 250,000 shares of Miller’s common stock which expire in September 2011 and to transfer the shares of common stock obtained upon such exercise.  There are no permitted exceptions for the transfer of shares by either Messrs. Boruff, Hall or Voyticky.

Miller expects to use the proceeds of the loans made under the Credit Facility to increase oil production both onshore and offshore in Alaska through the drilling of new wells and the reworking of previously producing oil wells and for the purchase of a new drilling rig.  The first draws, totaling $10,874,612, have been used to pay fees associated with the transaction, such as attorney’s fees, to pay off our line of credit with PlainsCapital Bank, and to make the first progress payment under the Rig contract, and for working capital.

The foregoing description is qualified in its entirety by reference to the full text of the Loan Agreement, the Shareholders’ Agreement, the Guarantee and Collateral Agreement, and the First Amendment to the Bristol Capital, LLC Consulting Agreement, filed as Exhibits 10.49, 10.50, 10.51, 10.52, hereto respectively and incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01.

Item 9.01	Financial Statements and Exhibits.

(d)        Exhibits.

Exhibit No.	Description

10.49	Loan Agreement, dated as of June 13, 2011 among Miller Energy Resources, Inc., Guggenheim Corporate Funding, LLC, Citibank, N.A. and Bristol Investment Fund.

10.50	Shareholders’ Agreement, dated as of June 13, 2011 among Miller Energy Resources, Inc., Scott M. Boruff, Paul W. Boyd, David Hall, Deloy Miller and David Voyticky.

10.51	Guarantee and Collateral Agreement dated as of June 13, 2011

10.52	First Amendment to the Consulting Agreement between Bristol Capital, LLC and Miller Energy Resources, Inc. dated April 29, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MILLER ENERGY RESOURCES, INC.

Date: June 17, 2011	By:	/s/ Paul W. Boyd
Paul W. Boyd, Chief Financial Officer